PRIVILEGED AND CONFIDENTIAL

[Name]
[Address]

Dear __________:

Alexander & Baldwin, Inc. (the "Company") and you have previously entered into a letter agreement dated _________ (the “Agreement”) and mutually desire to amend such agreement as follows:
1.           Section 4(d) of the Agreement is amended in its entirety to read as follows:
“(d)           (i)           Notwithstanding any other provisions of this Agreement, if any payments or benefits received or to be received by you in connection with a change in control of the Company (as defined in Section 2(b) hereof) or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any “person” (as defined in Section 2(a) hereof) whose actions result in a change in control of the Company or any person affiliated with the Company or such person (all such payments and benefits, the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to the Executive that is exempt from Section 409A of the Code, (B) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to the Executive that is exempt from Section 409A of the Code provided, however, that, to the extent permitted by Section 409A of the Code, you may elect to have the non-cash Severance Payments reduced prior to any reduction of the cash Severance Payments.
           (ii)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to you and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 4(d), (1) you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence in the calendar year in which the applicable Total Payment is to made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. and (2) except to the extent that you otherwise notify the Company, you shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.
           (iii)           At the time that payments are made under this Agreement, the Company shall provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).  If you object to the Company's calculations, the Company shall pay you such portion of the Severance Payments (up to 100% thereof) as you determine is necessary to result in the proper application of this Section 5(d).”
2.           Section 4(e) of the Agreement is amended by adding the following new sentence at the end thereof:
“If the Severance Payments shall be decreased pursuant to Section 5(d) hereof, and the Section 5(e) benefits which remain payable after the application of Section 5(d) hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to you the least of (a) the amount of the decrease made in the Severance Payments pursuant to Section 5(d) hereof, (b) the amount of the subsequent reduction in these Section 5(e) benefits, or (c) the maximum amount which can be paid to you without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.”
If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject, upon execution by the Company.

ALEXANDER & BALDWIN, INC.
(Signature)
By
(Print Name)	Vice President